For the period ended 3/31/00
File number 811-06677




SUB-ITEM 77D
Policies With Respect to Security Investment


	On May 2, 2000, the Board of Trustees of each Fund of Prudential Index Series Fund approved the suspension of sale of shares to new accounts because the Board is considering whether to merge or liquidate the Funds. The Board expects to reach a decision on this issue in the next quarter, and will notify shareholders of its decision promptly. This is effective at the close of business as of May 5, 2000.



















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